EXHIBIT 3.1

Delaware

PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "PAVILION ENERGY RESOURCES, INC.", FILED IN THIS OFFICE ON THE NINTH DAY OF JULY, A.D. 2008, AT 6:40 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor, Secretary of State

3014819 8100

080771014

AUTHENTICATION: 6719837

DATE: 07-10-08

You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Filed 07-09-2008

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
PAVILION ENERGY RESOURCES, INC.
A Delaware Corporation

Pavilion Energy Resources, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law  (the "DGCL"), does hereby certify:

1.    That the Board of Directors of the Corporation pursuant to an Action by Unanimous Written Consent adopted the following resolution:

RESOLVED, that the Board of Directors hereby declares it advisable and in the best interest of the Corporation that paragraph F of ARTICLE FOURTH of the Certificate of Incorporation as amended and by a Certificate of Amendment filed with the Secretary of State of Delaware on March 3, 2008 be amended and by a Certificate of Amendment filed with the Secretary of State of Delaware on March 3, 2008 be amended by deleting the last two sentences of said paragraph FOURTH commencing with the words "Furthermore, where the holdings of any shareholder of record..." and ending with the sentence "The record shall be 12:01 A.M. Pacific Standard Time on March 8, 2008" and substituting therefor the following:

"Furthermore, where the holdings of any shareholder of record as of the close of business on July 18, 2008 would as a result of this combination otherwise be reduced below one-hundred (100) shares, such shareholding shall be increased to one hundred (100) full shares automatically and without any further action on the part of the shareholder.  The record date shall be 12:01 A.M. Pacific Standard Time on July 18, 2008."

2.    That the said Amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

3.    That the aforesaid Amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the Statute of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President duly authorized this 7th day of July 2008.

/s/ Robert Milligan ROB MILLIGAN, Secretary